Exhibit 99.3

AMENDMENT NO. 1 TO THE INVESTMENT AGREEMENT

by and between

ReWalk Robotics Ltd.

and

Timwell Corporation Limited

Dated as of May 15, 2018

This AMENDMENT NO. 1, dated as of May 15, 2018 (this “Amendment”), to the INVESTMENT AGREEMENT, dated as of March 6, 2018 (the “Agreement”), is by and among ReWalk Robotics Ltd., an Israeli limited company, having its principal office at 3 Hatnufa St., Floor 6, Yokneam Ilit, Israel (“ReWalk” or the “Company”), and Timwell Corporation Limited, a Hong Kong Corporation (the “Investor”).

In consideration of the mutual covenants, representations, warranties and agreements contained in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree that the Agreement is hereby amended as follows:

1.	Section 6.9(c) is amended and restated as follows:

Following the Third Tranche Closing and for so long as the shareholding requirements in Section 6.9(a)(i) are satisfied, the Investor will be entitled to designate, and the Company shall cause to be nominated at the subsequent annual shareholders meeting at which directors are elected, such aggregate number of members of the Board equal to the higher of (i) one, or (ii) subject to compliance with NASDAQ Rule 5640, the number of Board members affiliated or associated with, or nominated by, the Major Shareholder with the largest number of directors affiliated or associated with, or nominated by, such Major Shareholder, a “Major Shareholder” being the Company’s next two largest shareholders at such time (for example, if two members of the Board are affiliated or associated with, or nominated by, one of the Major Shareholders and one member of the Board is affiliated or associated with, or nominated by, the other Major Shareholder, the Investor will be entitled to designate two Investor Nominees); provided, that such Investor Nominees shall satisfy all required legal and other customary requirements for membership of the board of directors of a NASDAQ-listed public company. In the event that the Investor will be entitled to designate more than one member to the Board immediately after the Third Tranche Closing pursuant to this paragraph (c), upon designation by the Investor, the Company shall appoint such additional Investor Nominees to the Board effective immediately after the Third Tranche Closing.

2.	The first sentence of Section 6.9(e) is amended by striking the word “resign” and replacing it with the words “tender his or her resignation”.

3.	The third sentence of Section 6.9(e) is amended by striking the words “the Investor Nominee does not resign” and replacing them with the words “an Investor Nominee does not tender his or her resignation”.

4.	The following sentence is added after the third sentence of Section 6.9(e):

Notwithstanding the foregoing, for the avoidance of doubt, the Company shall be entitled not to accept the resignation of any director tendered or deemed tendered pursuant to this Section 6.9(e).

5.	Sections 10.3 (Counterparts and Facsimile), 10.4 (Governing Law; Jurisdiction), 10.10 (Severability) and 10.11 (No Third Party Beneficiaries) of the Agreement shall apply to this Amendment mutatis mutandi.

6.	On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Amendment.

7.	The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Investor under the Agreement, nor constitute a waiver of any provision thereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

REWALK:

REWALK ROBOTICS LTD.

By:	/s/ Larry Jasinski
Title:	CEO

INVESTOR:

TIMWELL CORPORATION LIMITED

By:	/s/ Xu Han
Title:	Director